Exhibit 99.1
NEWS RELEASE
Abraxas Provides Operational Update; Announces Upcoming Presentation

SAN ANTONIO (February 10, 2014) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide the following operational update.

Eagle Ford
At Abraxas’ Jourdanton prospect, in Atascosa County, Texas, the Blue Eyes 1H averaged 405 boepd (383 barrels of oil per day, 134 mcf of natural gas per day) over the well’s first 30 full days of production(1).  On the back of the Blue Eyes 1H success, the company leased an incremental 1,500 net acres on trend with the well.  Total acreage at Jourdanton now consists of approximately 5,700 net acres.   Abraxas also recently spud the Snake Eyes 1H, which is the first of four consecutive wells to be drilled on the Jourdanton prospect in 2014.  Additional wells scheduled to be drilled in 2014 include the Spanish Eyes 1H, Eagle Eyes 1H and Ribeye 1H.   Abraxas owns a 100% working interest across the Jourdanton prospect.

At Abraxas’ Cave prospect, in McMullen County, Texas, the company is currently completing the Dutch 2H with a 36 stage stimulation.   After drill out, the well will be placed on production and a thirty day rate will be provided when available.   Abraxas holds a 100% working interest in the Dutch 2H.

At Abraxas’ Dilworth East prospect, in McMullen County, Texas, the company recently drilled and cased the R. Henry 2H to 16,555 feet.   The well is scheduled to be fracture stimulated in early March.   Abraxas holds a 100% working interest in the R. Henry 2H.

Williston Basin
In McKenzie County, North Dakota, the company successfully drilled and cased the Jore 1H, 2H and 4H.   The three Jore wells are now scheduled to be fraced in March, weather permitting.   Raven Rig #1 recently mobilized to the Ravin West pad to drill four wells.   Abraxas owns a working interest of approximately 76% and 51% in the Jore and Ravin West pads, respectively.

Upcoming Presentation
Bob Watson, President and CEO of Abraxas will be presenting at IPAA OGIS Florida on Wednesday, February 12, 2013 at 10:15 AM ET.   A live webcast of this event can be accessed under the Investor Relations section of the Abraxas Petroleum website at www.abraxaspetroleum.com and at http://www.investorcalendar.com/CEPage.asp?ID=172112.

Bob Watson, President and CEO of Abraxas commented, “We could not be more excited with the results of the Blue Eyes 1H and what it implies for the potential on our now approximately 5,700 net acre position at Jourdanton.   Furthermore, we have been quite pleased with the well’s performance subsequent to its initial 30 day period.  The shallower depth of the wells should also lead to meaningfully lower well costs compared to our recent McMullen County Eagle Ford wells.   Currently, we have four additional wells planned at Jourdanton in 2014.

The first quarter of 2014 promises to be catalyst rich for Abraxas with numerous high impact and high working interest wells on the horizon in the Eagle Ford and Bakken.   Notably, our long lateral (9,000 foot) Dutch 2H should be turned over to production shortly.   We also look forward to updating the market with the results of the Henry 2H and three Jore completions in the near future.”

(1)	The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com